Amendment No. 4 to Distribution Agreement

This Amendment No. 4, dated as of August 10, 2016 (the “Effective Date”), to the Distribution Agreement (this “Amendment”), by and between ETF Managers Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (“ALPS”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement dated as of October 7, 2015, as in effect prior to giving effect to this Amendment (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to reflect the addition of two new funds.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.          Appendix A (List of Funds) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Funds) attached hereto.

2.          Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

ETF MANAGERS TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Samuel Masucci, III	By: /s/ Steven B. Price
Name: Samuel Masucci, III	Name: Steven B. Price
Title: CEO & CMO	Title: SVP & CCO

APPENDIX A

LIST OF FUNDS

Fund	Ticker Symbol
ISE PureFunds Big Data ETF	BIGD
ISE PureFunds Cyber Security ETF	HACK
ISE PureFunds Junior Silver ETF	SILJ
ISE PureFunds Mobile Payments ETF	IPAY
Latin America Real Estate ETF	LARE
BlueStar TA-BIGITech™ Israel Technology ETF	ITEQ
Retail Franchise ETF	BITE
Etho Climate Leadership U.S. ETF	ETHO
PureFunds Drone Economy Strategy ETF	IFLY
PureFunds Video Game Tech ETF	GAMR
PureFunds IndustryTech ETF	FINQ
PureFunds HealthTech ETF	IMED
QuantumShares Ultra-Short Treasury/Government ETF	DINT
QuantumShares Limited-Duration U.S. Government/Corporate ETF	KEEP
Spirited Funds Whiskey and Spirits ETF	WSKY